SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) April 5, 2004


                               SPRINT CORPORATION
             (Exact name of Registrant as specified in its charter)

  Kansas                        1-04721                          48-0457967
(State of Incorporation)    (Commission File Number)      (I.R.S. Employer
                                                           Identification No.)


   6200 Sprint Parkway, Overland Park, Kansas                    66251
     (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code        (913) 624-3000



          (Former name or former address, if changed since last report)


               P. O. Box 7997, Shawnee Mission, Kansas 66207-0997
                (Mailing address of principal executive offices)


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Item 5.  Other Events

     Press Release. On April 5, 2004, the registrant ("Sprint") announced that it had been advised of the plaintiffs' decision to withdraw their request for a preliminary injunction in the lawsuits related to the recombination of Sprint's PCS and FON tracking stocks. The press release was as follows.


Plaintiffs Withdraw Request for Injunction in the Recombination Lawsuits Against Sprint


Media Contact:
Mark Bonavia, 913-794-1088
mark.bonavia@mail.sprint.com

OVERLAND PARK,  Kan.-- April 05, 2004
Sprint has been advised of the plaintiffs' decision to withdraw their request for a preliminary injunction in the lawsuits related to the recombination of the company's PCS and FON tracking stocks. "We are pleased with this development," said Tom Gerke, Sprint executive vice president and general counsel. "We continue to believe that the lawsuits filed in connection with the recombination are without merit."

The company announced Feb. 29, 2004 that its board of directors had decided to recombine the company's tracking stocks and return to a single common stock. As a result, the PCS common stock will be eliminated and each share of PCS common stock will convert automatically into .50 shares of FON common stock on April 23, 2004.


About Sprint

Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 67,000 employees worldwide and over $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100- percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.





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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    SPRINT CORPORATION


Date:  April 5, 2004             By:  /s/ Michael T. Hyde
                                         Michael T. Hyde, Assistant Secretary




























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